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Squire & Company PC
Certified Public Accountants
American Institute of Certified Public Accountants
Utah Association of Certified Public Accountants

Consent of Independent Certified Public Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our reports dated June 27, 2001, relating to the Historical Summary of Operating Revenues and Direct Operating Expenses for the year ended December 31, 2000 for the following properties to be acquired by Price Enterprises, Inc.:

         Cross Country Plaza
         Cypress Creek Station
         Kendale Lakes Plaza
         Oakwood Business Center
         Oakwood Plaza

These Historical Summaries of Operating Revenues and Direct Operating Expenses appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Squire & Co.

Orem, Utah
July 2, 2001



1329 South 800 East
Orem, Utah 84144
Telephone (801) 225-6900
Facsimile (801) 226-7739